Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

HeadHunter Group PLC:

We consent to the incorporation by reference in the registration statements (No. 333-231557 and No. 333-232778) on Form S-8 and registration statement (No. 333-239560) on Form F-3, of HeadHunter Group PLC of our report dated March 26, 2021, with respect to the consolidated statements of financial position of HeadHunter Group PLC and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of HeadHunter Group PLC.

Our report refers to a change in the method of accounting for leases due to the adoption of IFRS 16 Leases.

/s/ JSC “KPMG”

Moscow, Russia

March 26, 2021